Exhibit 4.4







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                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                                    CEZ, a.s.

                                    AS SELLER

                                       AND

              CZECH REPUBLIC - MINISTRY OF LABOR AND SOCIAL AFFAIRS

                                  AS PURCHASER


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                              DATED AUGUST 19, 2002






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This Share  Purchase  Agreement  (this  "Agreement")  is made on August 19, 2002 pursuant to the provisions of Sections 409 et seq. of Act No. 513/1991 Coll., the Commercial Code, as amended (the "Commercial Code") and the provisions of Sections 13 et seq. of Act No. 591/1992 Coll., the Securities Act, as amended (the "Securities Act"), between

CEZ, a.s.
having its registered office at Duhova 2/1444, 140 53 Prague 4
Identification No.: 45274649
registered in the Commercial Register administered by the Prague Municipal Court, Section 8, File 1581

acting through:   Ing. Jaroslav Mil, M.B.A.
                           Chairman of the Board of Directors
                           and
                           JUDr. Ivan Cestr
                           Director

(the "Seller")

Czech Republic - Ministry of Labor and Social Affairs
Na Poricnim pravu 1/376, Prague 2, Postal Code: 128 01
Identification No.: 00551023

acting through Minister of Labor and Social Affairs Ing. Zdenek Skromach, head of the division of the executive branch of the government

(the "Purchaser")

                               W I T N E S S E T H

          WHEREAS, the Seller owns 26,783,600 book-entry registered shares of CEPS, a.s., having its registered office at Elektrarenska 774/2, 101 52 Prague 10, Identification No.: 25702556 (the "Company"), having a nominal value of CZK 100 per share, SIN: 770000002673 (the "Sale Shares"), representing approximately 15% of the Company registered capital; and

          WHEREAS, in connection with its decision to privatize shares in the regional distribution companies by direct sale to the Purchaser as the predetermined transferee, made in Resolution No. 477 dated May 6, 2002 and Resolution No. 628 dated June 12, 2002 (collectively, the "Resolution), the Czech Republic government granted in the Resolution its consent, pursuant to
Section 12 (7) of Act No. 219/2000 Coll., on the Property of the Czech Republic and the Action of the Czech Republic in Legal Relationships, as amended, and
Section 13 (6) of Act No. 239/2001 Coll., on the Czech Consolidation Agency and Amendments to Certain Acts, to the acquisition of the Sale Shares by the Purchaser on the terms and subject to the conditions specified herein;

          NOW, THEREFORE, the Purchaser and the Seller have agreed as follows.


                                    ARTICLE I
                              SUBJECT OF AGREEMENT

On the terms and subject to the conditions specified herein, the Seller agrees to transfer the Sale Shares and title thereto to the Purchaser for consideration and the Purchaser agrees to pay the Purchase Price for the Sale Shares to the Seller in the manner described in Article III hereof.

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                                   ARTICLE II
                                 PURCHASE PRICE

The Purchase Price for all of the Sale Shares (the "Purchase Price") has been determined in accordance with the purchase price set by the Resolution and amounts to CZK 3,417,851,000 (to wit: three billion four hundred seventeen million eight hundred and fifty-one thousand Czech crowns), i.e., approximately CZK 127.6098 per Sale Share. The Purchase Price may, in accordance with the Resolution, be adjusted in the manner described in Section 3.6 hereof.


                                   ARTICLE III
                 SETTLEMENT OF THE TRANSFER OF THE SALE SHARES
                           AND PURCHASE PRICE PAYMENT

3.1  Settlement of the Transfer of the Sale Shares.

     (a) The settlement of the transfer of the Sale Shares from the Seller to the Purchaser shall be arranged, in accordance with the Settlement Orders, by the universal settlement center UNIVYC, a.s., having its registered office at Rybna 14, Prague 1, Identification No.: 25081489 ("UNIVYC") on the CEPS Share Settlement Date. UNIVYC shall settle the transfer of the Sale Shares in accordance with its rules governing the settlement of off-exchange securities transactions, unless the Settlement Orders expressly provide otherwise.

     (b) The Seller agrees to enter the Seller Settlement Order in the settlement system of UNIVYC, through the Seller's Securities Dealer, no later than 12:00 noon on the Business Day immediately preceding the CEPS Share Settlement Date.

     (c) The Purchaser agrees to enter the Purchaser Settlement Order in the settlement system of UNIVYC, through the Purchaser's Securities Dealer, no later than 12:00 noon on the Business Day immediately preceding the CEPS Share Settlement Date.

     (d) Each Securities Dealer shall act on behalf of its respective Party vis-a-vis UNIVYC and shall, without limitation, enter the appropriate Settlement Order in the settlement system maintained by UNIVYC so that the transfer of the Sale Shares can be effected in accordance with subsection (a). The obligations of the Parties hereunder and the Parties' liability for any breach thereof shall not be affected in any respect by any act or omission of any Securities Dealer.

3.2 Alternative Settlement Method. Should it be impossible, for any reason, to use the settlement system of UNIVYC to effect the transfer of the Sale Shares from the Seller to the Purchaser, the Parties shall take action and cooperate in good faith to effect the transfer of the Sale Shares from the Seller to the Purchaser and the payment of the Purchase Price by the Purchaser to the Seller by alternative means.

3.3 Purchase Price Payment. The Parties agree that the Purchase Price shall be due and payable within 30 days following the CEPS Share Settlement Date and shall be paid exclusively in the manner described in Sections 3.5 and 3.6 hereof, i.e., the Purchaser shall not be required to pay the Purchase Price, including any amounts payable in connection therewith, in any manner other than that described in Sections 3.5 and 3.6 hereof and the Seller shall not be entitled to require that the Purchaser pay the Purchase Price or any amounts payable in connection therewith in any other manner.

3.4 Interest. The Purchase Price shall bear interest from the transfer date of the Sale Shares within the meaning of the REAS Share Purchase Agreement until payment at a rate equal to 3M PRIBOR CZK (Prague Interbank Offered Rate) plus a margin of 0.3% per annum. The interest rate shall be determined as of the settlement of the shares in the regional distribution companies under the REAS Share Purchase Agreement and, subsequently, as of the first business day of each calendar quarter until the payment in full of the portion of the purchase price pursuant to Section 2.2 (b) of the REAS Share Purchase Agreement. Interest shall be due and payable on the last Business Day of each calendar quarter, provided that the last interest payment shall be due and payable on the payment date of the portion of the portion of the purchase price pursuant to Section 2.2 (b) of the REAS Share Purchase Agreement.

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3.5 Payment by Setoff.  The Seller and the Purchaser  have  expressly  agreed in accordance with the Resolution that the Purchaser shall pay the Purchase Price, including interest thereon under Section 3.4 hereof, by a set-off against the amount payable by the Seller in respect of the portion of the purchase price due to the FNM CR from the Seller under Section 2.2 (b) and Section 3.6 of the REAS Share Purchase Agreement and assigned to the Purchaser without consideration by the FNM CR in accordance with the Resolution. Notwithstanding the payment date of the Purchase Price as determined in Section 3.6 hereof and the interest payment date as determined in Section 3.4 hereof, the Purchaser shall not be in default with the payment until the set-off date pursuant to this Section. The Parties have agreed to set off in full, on the basis of mutual agreement, the amounts payable by one of the Parties to the other, i.e., the amount payable by the Purchaser to the Seller in respect of the Purchase Price (determined by Article II and Section 3.6 hereof), including interest thereon pursuant to this Agreement, against the Purchaser's Receivable from the Seller assigned to the Purchaser by the FNM CR, including interest thereon (as such Receivable is defined in Article VIII of the REAS Purchase Agreement), within 10 days following the day on which the Seller delivers to the Purchaser the New Expert Opinion providing the final adjustment to the Purchase Price or the Expert's New Expert Opinion or on which the Seller notifies the Purchaser in writing that the Expert has confirmed his insistence on the Initial Expert Opinion (depending on the variants pursuant to Section 3.6 hereof). If the Parties fail to agree on the set-off within the specified time limit, the Parties agree that the set-off of the amounts specified above, including interest thereon, shall be effected automatically on the last day of the above time limit (i.e., without any other action being required).

3.6 New Expert Opinion; Purchase Price Adjustment. The Purchase Price shall be determined on the basis of the Initial Expert Opinion prepared for the purposes of the CEPS Share Purchase Agreement. After the Closing Date, the auditor of the Company shall, in accordance with the Resolution, carry out an audit of the results of operations of the Company for the period from the execution of the CEPS Share Purchase Agreement to the Closing Date, and the New Expert shall prepare the New Expert Opinion on the basis of such audit. If the New Expert is appointed by both courts of competent jurisdiction pursuant to the nominations made by the Purchaser and OSINEK and the value of the Sale Shares according to the New Expert opinion is not equal to the Purchase Price, the Parties hereby agree that the Purchase Price in accordance with the New Expert Opinion shall automatically be reduced or increased so as to be identical with the value of the Sale Shares determined by the New Expert Opinion. Even if the New Expert shall not be appointed pursuant to such nominations by both courts of competent jurisdiction, the New Expert shall still prepare the New Expert Opinion and deliver the same to the Expert. The Expert shall compare the values of the Sale Shares determined by the New Expert Opinion and the Initial Expert Opinion and, if required, prepare the Expert's New Expert Opinion or confirm that he insists on the Initial Expert Opinion. In such event, the Purchase Price shall be either equal to the Purchase Price determined according to the first sentence of this paragraph or, if the value of the Sale Shares pursuant to the Expert's New Expert Opinion is not identical with the Purchase Price, the Parties hereby agree that the Purchase Price in accordance with the Expert's New Expert Opinion shall automatically be reduced or increased so as to be equal to the value of the Sale Shares determined by the Expert's New Expert Opinion. The same change shall apply to the amount of the receivable to be assigned by the FNM CR without consideration to the Purchaser under Section 3.5 hereof for the purposes of payment by setoff. The New Expert Opinion shall be prepared by the New Expert and delivered to the Seller, OSINEK and the FNM CR within 60 days following the Closing Date; the Seller shall deliver the New Expert Opinion received from the New Expert to the Purchaser within this time limit. In the event of the preparation of the New Expert Opinion by the Expert, the Expert's New Expert Opinion shall be delivered in the manner described in the preceding sentence. If the Expert confirms his insistence on the Initial Expert Opinion, the Seller shall give written notice thereof to the Purchaser within 60 days following the Closing Date.


                                   ARTICLE IV
                          REPRESENTATIONS OF THE SELLER

The Seller hereby represents that all of the facts set forth in Sections 4.1 through 4.8 hereof are true and correct as of the date hereof and warrants that the facts set forth in Sections 4.1 through 4.8 hereof shall be true and correct as of the transfer date of the Sale Shares to the Purchaser.

4.1 Organization of the Seller. The Seller is a joint-stock company duly organized and existing under the laws of the Czech Republic.

4.2 Organization of the Company. The Company is a joint stock company duly organized and validly existing under the laws of the Czech Republic.

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4.3  Authorization of Agreement.  The Seller has all requisite  corporate power, authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly authorized and executed and delivered by the Seller and constitutes the legal, valid and binding obligations of the Seller in accordance with applicable law. The Seller's obligations hereunder are enforceable against the Seller in accordance with the terms of this Agreement.

4.4 No Violation. Neither the execution and delivery by the Seller of this Agreement nor the performance by the Seller of any of its obligations hereunder will violate any organizational or similar document of the Seller, or any contractual or other obligation of the Seller, or any judgment or administrative order by which the Seller is bound or which is applicable to the Seller's assets or any part thereof or to which the Seller's assets are subject, or any law or regulation applicable to the Seller.

4.5 Selected Finance Documents. In relation to the Selected Finance Documents, the Seller shall, within nine (9) months of the execution of the REAS Share Purchase Agreement, (i) obtain documents from the relevant banks, pursuant to which the banks shall waive or otherwise forfeit the rights they would have by virtue of a breach by the Seller of the Selected Affirmative Covenant or (ii) release itself, whether by prepayment of the obligations resulting from or related to the Selected Finance Documents or otherwise, from the obligations arising out of the Selected Finance Documents or the Selected Affirmative
Covenant. The Seller shall inform the Purchaser in writing of compliance or non-compliance with this obligation within the same time limit.

4.6 Consents of Third Parties. No consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of the Seller or the Company in connection with the execution and delivery of this Agreement, or the performance by the Seller of any of its obligations hereunder.

4.7 Seller's Ownership of the Sale Shares. The Seller is the exclusive owner of each of the Sale Shares, free and clear of any and all Third Party Rights and all of the Sale Shares are freely transferable.

4.8 Dividends. No dividends or other distributions have been distributed or paid to the Seller by the Company or authorized or approved by the Company's general meeting since January 1, 2002.

4.9 Damages. In the event of a breach by the Seller of any of the representations of the Seller contained in this Article IV (the "Seller's Representations") or of any of its agreements, covenants or undertakings contained in this Agreement (the "Seller's Covenants"), the Seller shall be obligated to pay to the Purchaser compensation for damage incurred by the Purchaser as a result of or in connection with such breach of the Seller's Representations or the Seller's Covenants.


                                    ARTICLE V
                        REPRESENTATIONS OF THE PURCHASER

The Purchaser hereby represents that all of the facts set forth in Sections 5.1 through 5.4 hereof are true and correct as of the date hereof and warrants that such facts shall be true and correct as of the transfer date of the Sale Shares to the Purchaser.

5.1 Organization of the Purchaser. The Purchaser is a division of the executive branch of the government acting on behalf of the Czech Republic through the head of the division of the executive branch in accordance with Act No. 219/2000 Coll., on the Property of the Czech Republic and the Action of the Czech Republic in Legal Relationships, as amended.

5.2 Authorization of Agreement. The Purchaser has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly authorized and executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser in accordance with applicable law. The Purchaser's obligations hereunder are enforceable against the Purchaser in accordance with the terms of this Agreement.

5.3 No Violation. Neither the execution and delivery by the Purchaser of this Agreement nor the performance by the Purchaser of any of its obligations hereunder will violate any organizational or similar document of the Purchaser, or any contractual or other obligation of the Purchaser, or any judgment or

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administrative order by which the Purchaser is bound or to which the Purchaser's assets or any part thereof are subject, or any law or regulation applicable to the Purchaser.

5.4 Consents of Third Parties. Except for the consent of the Czech Republic government to the acquisition of the Sale Shares, which has been granted by the Resolution, no consent, waiver, approval, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, or the performance by the Purchaser of any of its obligations hereunder.

5.5 Damages. In the event of a breach by the Purchaser of any of the representations of the Purchaser contained in this Article V (the "Purchaser's Representations") or of any of its agreements, covenants or undertakings contained in this Agreement (the "Purchaser's Covenants"), the Purchaser shall be obligated to pay to the Seller compensation for damage incurred by the Seller as a result of or in connection with such breach of the Purchaser's Representations or the Purchaser's Covenants.


                                   ARTICLE VI
                         JOINT COVENANTS OF THE PARTIES

6.1 Consummation of the Sale. The Parties shall take all actions that may be necessary or desirable for the consummation of the sale of the Sale Shares upon the terms and subject to the conditions contained herein.

6.2 Information Requirement. If any Party becomes aware of any fact that is decisive for the running of any time limit determined by this Agreement, it shall inform the other Party of such fact without delay. No later than 4 Business Days prior to the CEPS Share Settlement Date, the Seller shall inform the Purchaser in writing of the satisfaction of the conditions for the settlement of the sale of the Sale Shares and of the date on which such conditions were satisfied.


                                   ARTICLE VII
                                   TERMINATION

7.1 Termination. The contractual relationship between the Seller and the Purchaser hereunder shall terminate only for the following reasons, except the reason set forth under subsection (a), in which case it shall terminate with an ex tunc effect (according to an express agreement of the Parties):

     (a) prior to the transfer of the Sale Shares to the Purchaser, by mutual agreement of the Seller and the Purchaser as of the date provided for herein;

     (b) if the REAS Concentration Approval or the CEPS Concentration Approval is not granted or Antitrust State Aid Decision 1 or Antitrust State Aid Decision 2 or Antitrust State Aid Decision 3 is not issued, as of the date on which the time limit for filing a complaint against a final rejection by the Antitrust Office in any of such matters has expired without such complaint having been filed or (if such complaint against the rejection by the Antitrust Office has been filed within the statutory time limit) as of the date on which the decision of the competent court dismissing such complaint becomes final and effective;

     (c) the obligation of the Seller set forth in Section 4.5 hereof has not been performed within the time limit specified therein;

     (d)  for the  reasons  set out in  Section  9.1 and/or  Section  9.2 and/or
          Section 9.3 hereof;

     (e) rescission by the Seller prior to the transfer of the Sale Shares to the Purchaser, if the Purchaser shall materially breach this Agreement and, if such breach is capable of being cured, shall fail to cure such breach within fifteen (15) days after written notice thereof from the Seller, with effect as of the date of delivery of the notice of rescission to the Purchaser; or

     (f) rescission by the Purchaser prior to the transfer of the Sale Shares to the Purchaser, if the Seller shall materially breach this Agreement and, if such breach is capable of being cured, shall fail to cure such

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          breach within  fifteen (15) days after written notice thereof from the
          Purchaser, with effect as of the date of delivery of the notice of rescission to the Seller.

7.2 Exclusion of Certain Provisions of the Commercial Code. Neither Party shall be entitled to rescind or otherwise terminate this Agreement except as expressly provided in Section 7.1 hereof, and the application of the provisions of Section 345 (1) and (3), Sections 346 through 350, Section 356 and Section 436(1)(d) of the Commercial Code shall be excluded and shall not apply to this Agreement.


                                  ARTICLE VIII
                                   DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

"CEPS Share Settlement Date" means the eighth Business Day immediately following the later of the Availability Date of All Decisions and the date on which compliance with the obligations described in Section 4.5 hereof is evidenced and the date on which the Purchaser and OSINEK execute a written agreement with the Depositary pursuant to Section 3.3 of the CEPS Share Purchase Agreement.

"Confidential Information" means any information concerning the terms and conditions of this Agreement and, in addition, any information exchanged between the Parties and their respective advisers in connection with the negotiation of this Agreement. Confidential Information shall not include any information which becomes available to the general public other than by a breach of any obligation of the relevant Party under Section 10.3 hereof;

"FNM CR" means Fond narodniho majetku Ceske republiky (National Property Fund of the Czech Republic), having its registered office at Rasinovo nabrezi 42, 120 00 Prague 2, Identification No.: 41692918.

"CZK" means the Czech crown, the lawful currency of the Czech Republic.

"Purchase  Price" shall have the meaning ascribed to such term in Article II and
Section 3.6 hereof.

"New Expert" means the expert appointed by a court pursuant to nominations made by OSINEK and the Purchaser under the CEPS Share Purchase Agreement. If the proceedings in respect of either of or both the nominations for the expert under the CEPS Share Purchase Agreement are discontinued because of a bar of res judicata, New Expert means the expert nominated under Section 3.6 hereof, even though he or she has not been appointed by the courts.

"New Expert Opinion" means the expert opinion giving a valuation of the Sale Shares, prepared by the New Expert after the Closing Date under Section 3.6 hereof.

"Expert's New Expert Opinion" means the expert opinion giving a valuation of the Sale Shares, prepared by the Expert after the Closing Date under Section 3.6 hereof.

"Commercial Code" shall have the meaning ascribed to such term in the Preamble to this Agreement.

"Purchaser's Securities Dealer" means the person having a securities dealer license pursuant to the Securities Act and being a member of UNIVYC that shall be designated by written notice of the Purchaser delivered to the Seller within 60 days of the execution of this Agreement.

"Seller's Securities Dealer" means the person having a securities dealer license pursuant to the Securities Act and being a member of UNIVYC that shall be designated by written notice of the Seller delivered to the Purchaser within 60 days of the execution of this Agreement. "Securities Dealers" means, collectively, the Purchaser's Securities Dealer and the Seller's Securities Dealer.

"Availability Date of All Decisions" means the date on which the CEPS Concentration Approval, the REAS Concentration Approval, Antitrust State Aid Decision 1, Antitrust State Aid Decision 2 and Antitrust State Aid Decision 3 become final and enforceable. In the event that the CEPS Concentration Approval, the REAS Concentration Approval, Antitrust State Aid Decision 1, Antitrust State Aid Decision 2 and Antitrust State Aid Decision 3 do not become final and enforceable on the same day, the Availability Date of All Decisions shall be

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the  latest  of the  dates on which the CEPS  Concentration  Approval,  the REAS
Concentration Approval, Antitrust State Aid Decision 1, Antitrust State Aid Decision 2 and Antitrust State Aid Decision 3 become final and enforceable.

"OSINEK" means OSINEK, a.s., having its registered office at Ruska 56, c.p. 397, Ostrava-Vitkovice, Postal Code: 706 02, Identification No.: 0001 2173.

"CEPS Concentration Approval" means the decision of the Antitrust Office approving the concentration established by the sale of the Company's shares by the Seller to OSINEK under the CEPS Share Purchase Agreement; OSINEK shall apply for the approval. CEPS Concentration Approval shall also mean the case where, upon the expiration of a certain time limit, the Antitrust Office shall be deemed, according to the Competition Act, to have approved the concentration established by the sale of the Company's shares by the Seller to OSINEK under the CEPS Share Purchase Agreement. Further, CEPS Concentration Approval shall also mean a decision of the Antitrust Office to the effect that the concentration established by the sale of the Company's shares by the Seller to OSINEK under the CEPS Share Purchase Agreement is not subject to approval by the Antitrust Office.

"REAS Concentration Approval" shall have the meaning similar to that of the CEPS Concentration Approval, but with respect to the concentration which may be established under the REAS Share Purchase Agreement and the application for which shall be filed by the Seller.

"Business Day" means any day on which UNIVYC and banks in the Czech Republic are open for business.

"Third Party Rights" means any encumbrance and contractual right of a third party, including, without limitation, any pledge, mortgage, easement, right of first refusal, lien, lease, call option or put option, suspension of rights and restriction on transfer.

"Sale Shares" shall have the meaning ascribe to such term in the Preamble hereto.

"Purchaser's  Representations"  shall have the meaning  ascribed to such term in
Section 5.5 hereof.

"Seller's  Representations"  shall  have the  meaning  ascribed  to such term in
Section 4.9 hereof.

"Purchaser Settlement Order" means the order entered by the Purchaser through the Purchaser's Securities Dealer in the UNIVYC settlement system to arrange the registration of the transfer of the Sale Shares from the securities account of the Seller maintained at the Securities Center to the securities account of the Purchaser maintained at the Securities Center. The form of the Purchaser Settlement Order is attached hereto as Exhibit A; however, this form shall be used only if the Purchaser fails to enter the Purchaser Settlement Order directly through a terminal (data communication).

"Seller Settlement Order" means the order entered by the Seller through the Seller's Securities Dealer in the UNIVYC settlement system to arrange the registration of the transfer of the Sale Shares from the securities account of the Seller maintained at the Securities Center to the securities account if the Purchaser maintained at the Securities Center. The form of the Seller Settlement Order is attached hereto as Exhibit B; however, this form shall be used only if the Seller fails to enter the Seller Settlement Order directly through a terminal (data communication).

"Settlement Orders" means, collectively, the Purchaser Settlement Order and the Seller Settlement Order.

"Initial Expert Opinion" means the Expert's expert opinion No. 667-2002 of April 2002, pursuant to which the Sale Shares were valued by the Expert prior to the execution of this Agreement and on which the determination of the Purchase Price under Article II hereof is based.

"Antitrust State Aid Decision 1" means the decision of the Antitrust Office, pursuant to which the Antitrust Office shall terminate the procedure conducted under the State Aid Act on the basis of an application for an exemption from the prohibition of State Aid, filed by the FNM CR, because it has found that no State aid is involved in the sale of shares under the REAS Share Purchase Agreement. Antitrust State Aid Decision 1 shall also mean the decision of the Antitrust Office, pursuant to which the Antitrust Office approves an exemption from the prohibition of State aid.

"Antitrust State Aid Decision 2" means the decision of the Antitrust Office, pursuant to which the Antitrust Office shall terminate the procedure conducted under the State Aid Act on the basis of an application for an exemption from the prohibition of State Aid, filed by the Ceska konsolidacni agentura, or on the basis of an application filed by the competent authority headed by a member of the Czech Republic government, because it has found that no State aid is involved in the sale of shares under the Zapadoceska Energetika Share Purchase Agreement. Antitrust State Aid Decision 2 shall also mean the decision of the Antitrust Office, pursuant to which the Antitrust Office approves an exemption from the prohibition of State aid.

"Antitrust State Aid Decision 3" means the decision of the Antitrust Office, pursuant to which the Antitrust Office shall terminate the procedure conducted under the State Aid Act on the basis of an application for an exemption from the prohibition of State aid, filed by the OSINEK, because it has found that no State aid is involved in the sale of shares under the CEPS Share Purchase Agreement. Antitrust State Aid Decision 3 shall also mean the decision of the Antitrust Office, pursuant to which the Antitrust Office approves an exemption from the prohibition of State aid.

"Depositary" means the person designated by agreement of the Purchaser and OSINEK, with whom a draft in the amount of the purchase price of the sale shares in CEPS as determined in the CEPS Share Purchase Agreement will be deposited after its issuance by the Seller and acceptance by OSINEK under the CEPS Share Purchase Agreement.

"CEPS Share Purchase Agreement" means the share purchase agreement dated June 28, 2002 entered into by and between the Purchaser and OSINEK, under which the Purchaser shall transfer to OSINEK 91,064,240 book-entry registered common shares of CEPS, a.s., having a nominal value of CZK 100 per share, SIN:
770000002673,   representing  approximately  51%  of  the  Company's  registered capital.

"REAS Share Purchase Agreement" means the share purchase agreement dated June 28, 2002 entered into by and between the Purchaser and the FNM CR, under which the FNM CR shall transfer to the Seller shares in the regional distribution companies (REAS - Prazska energetika, a.s., Stredoceska energeticka, a.s.,
Vychodoceska energetika, a.s., Severoceska energetika, a.s., Zapadoceska energetika, a.s., Jihoceska energetika, a.s., Jihomoravska energetika, a.s., and Severomoravska energetika, a.s.) in accordance with the Resolution.

"Zapadoceska Energetika Share Purchase Agreement" means the share purchase agreement entered into by and between the Seller and Ceska konsolidacni agentura, having its registered office at Janovskeho 438/2, Prague 7, Postal
Code: 170 06, Identification No.: 70109966, under which Ceska konsolidacni agentura shall transfer to the Seller 31,754 book-entry registered common shares of Zapadoceska energetika, a.s., having a nominal value of CZK 1,000 per share,
SIN: 770950000818, representing approximately 1.98% of the registered capital of Zapadoceska energetika, a.s. for a purchase price of CZK 196,290,000.

"Party"  means  either  the  Seller  or  the  Purchaser,   and  "Parties"  means
collectively the Seller and the Purchaser.

"Company" shall have the meaning ascribed to such term in the Preamble hereto.

"Closing Date" mean, in accordance with the Resolution, the date on which the Company's shares shall be transferred under the CEPS Share Purchase Agreement from the securities account of the Seller maintained at the Securities Center to the securities account of OSINEK maintained at the Securities Center.

"UNIVYC" shall have the meaning ascribed to such term in Section 3.1 (a) hereof.

"Antitrust Office" means the Office for the Protection of Competition.

"Resolution" shall have the meaning ascribed to such term in the Preamble hereto.

"Selected Finance Documents" means (i) the DEM 280 Million Multi-Currency Loan Agreement entered into by and between the Purchaser and a syndicate of banks, due 2003, and (ii) the EUR 85 Million Guarantee Agreement for the benefit of the European Investment Bank entered into by and between the Purchaser and a syndicate of banks, due 2013.

"Selected Affirmative Covenant" means the Seller's covenant under the Selected Finance Documents to hold more than 50% share in the company owning the assets of the transmission grid.

"Securities Act" shall have the meaning ascribed to such term in the Preamble hereto.

"Competition Act" means Act No. 143/2001 Coll., on the Protection of Competition and Amendments to Certain Acts.

"State Aid Act" means Act No. 59/2000 Coll., on State Aid, as amended.

"Purchaser's  Covenants" shall have the meaning ascribed to such term in Section
5.5 hereof.

"Seller's Covenants" shall have the meaning ascribed to such term in Section 4.9 hereof.

"Expert" means doc. Ing. Robert Maticka, DrSc., an expert in the area of economics, prices and appraisals, appointed for the purposes of the CEPS Share Purchase Agreement in accordance with the provision of Section 196a (3) and
Section 59 (3) of the Commercial Code by Resolution Ref. No. Nc 4139/2002-7 of the Prague Municipal Court dated April 8, 2002, which became final and effective on April 9, 2002.


                                   ARTICLE IX
                            INTERCONNECTED AGREEMENTS

9.1 If the REAS Share Purchase Agreement is terminated, whether by agreement of the parties thereto or by withdrawal of any of the parties thereto or otherwise, this Agreement shall terminate as of the same date with an ex tunc effect.

9.2 If the CEPS Share Purchase Agreement is terminated, whether by agreement of the parties thereto or by withdrawal of any of the parties thereto or otherwise, this Agreement shall terminate as of the same date with an ex tunc effect.

9.3 If the Zapadoceska Energetika Share Purchase Agreement is terminated, whether by agreement of the parties thereto or by withdrawal of any of the parties thereto or otherwise, this Agreement shall terminate as of the same date with an ex tunc effect.

9.4 If the Antitrust Office fails to issue Antitrust State Aid Decision 1 or Antitrust State Aid Decision 2 or Antitrust State Aid Decision 3 and issues instead of any (or all) of them a decision approving an exemption from the prohibition of State aid "subject to the specified conditions" and, consequently, any of the agreements referred to in Sections 9.1 through 9.3 hereof terminates, the other agreements referred to in Sections 9.1 through
     9.3 hereof shall terminate as of the same date.


                                    ARTICLE X
                                FINAL PROVISIONS

10.1 Costs and Expenses. The Parties shall bear their own respective costs and expenses incurred in connection with the negotiation and execution and delivery of this Agreement and the performance of their obligations hereunder. The fees charged by UNIVYC in connection with the settlement of the transfer of the Sale Shares shall be paid by the Seller.

10.2 Further Assurances. The Parties agree to take such other actions not expressly provided for herein as may be necessary or desirable for the consummation of the sale of the Sale Shares upon the terms and subject to the conditions contained herein.

10.3 Confidentiality and Publicity. Each of the Parties agrees that it shall not disclose any Confidential Information to any third party without the prior written consent of the other Party. This obligation of confidentiality shall not apply to disclosures of Confidential Information to employees, directors, advisers or agents of the Parties, provided, however, that the disclosing Party shall in each case be liable for any breach of the obligations under this
Section 10.3 by such persons. In addition, the obligation of confidentiality under this Section 10.3 shall not apply in the event that a Party is required by applicable law or a judicial or administrative decision to provide a court or administration body with any Confidential Information, however, in each such case only to the extent required by such law or such judicial or administrative decision and subject to a prompt written notice thereof to the other Party if permitted by applicable law. Notwithstanding the above provisions of this Section 10.3, the Purchaser shall be entitled to disclose any Confidential Information also to the FNM CR, the Cabinet of the Czech Republic, the Ministry of Finance of the Czech Republic and the Ministry of Industry and Trade of the Czech Republic.

10.4 Entire Agreement, Amendments. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended only by a written instrument signed by both Parties.

10.5 Waivers. No failure on the part of either Party to exercise, and no delay in exercising or extension of time for the exercise of, any right hereunder shall operate as a waiver thereof.

10.6 Governing Law. All rights and obligations of the Parties hereunder shall be governed by the laws of the Czech Republic.

10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given to the relevant Party when delivered personally or mailed by registered mail at the following address (or at such other address as the relevant Party may have specified by notice given to the other Party pursuant to this Section 10.7):

If to the Purchaser:

         CEZ, a.s.
         Duhova 2/1444
         Praha 4 - Michle, PSC: 140 53

         Attention:  Ing. Miroslav Stehlik, Director of Equity Interest Section

If to the Seller:

         Czech Republic - Ministry of Labor and Social Affairs
         Na Poricnim pravu 1/376, Praha 2, PSC: 128 01

         Attention: JUDr. Karel Mladek
                       Director of Organizational and Administrative Division

10.8 Severability. If any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and the Parties shall attempt to deliver the benefits of such provision in a manner that is not invalid, illegal or unenforceable.

10.9 Binding Effect; Assignment. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. Neither the Seller nor the Purchaser shall be entitled to assign its rights hereunder to any third party without the prior written consent of the other Party.

10.10 No Unilateral Setoff. Except for the setoff under Section 3.5 hereof, none of the Parties shall be entitled to any unilateral setoff of any claim it may have against the other Party in respect of any of its obligations it may have to the other Party hereunder.

10.11 Default Interest. In the event of a default in the payment of any amount due and payable under this Agreement, the defaulting Party shall pay to the other Party, from the default date until the date such amount shall have been paid, default interest at a rate equal to 1.5 times the discount rate set by the Czech National Bank and in effect on the first day of default.

10.12 Counterparts. This Agreement has been executed in four (4) counterparts. Each of the Parties shall receive two counterparts.

Prague, July 22, 2002


On behalf of CEZ, a.s.:


           [signature]
-----------------------------------
Name:    Ing. Jaroslav Mil, M.B.A.
Title:   Chairman of the Board of Directors


           [signature]
-----------------------------------
Name:    JUDr. Ivan Cestr
Title:   Director




On behalf of the Czech Republic - Ministry of Labor of Social Affairs:


           [signature]
-----------------------------------
Name:    Ing. Zdenek Skromach
Title:   Minister of Labor and Social Affairs

                                    Exhibit A

                      [Form of Purchaser Settlement Order]

The Agent,  a.s., with its registered  office at  ............................., represented by  .......................  (name, surname,  title),  authorized to represent the purchaser, ..........................,  with its registered office at ............................., in procuring the settlement of the purchase of the book-entry securities specified below, hereby requests UNIVYC, a.s., with its registered office in Praha 1, Rybna 14, Identification No.: 25 08 14 89 ("Univyc") to check the matched transfer orders regarding the sale of shares in CEPS, a.s.:



Name (business name) of the Agent:                            . . . . . . . . . . . . . . . . . . . .

Contact Person, Tel. No.:                                     . . . . . . . . . . . . . . . . . . . .

The Dealer's No. at Univyc:                                   . . . . . . . . . . . . . . . . . . . .

Type of Settlement:                                           . . . . . . . . . . . . . . . . . . . .

The owner's Registration No. at the Securities Center:        . . . . . . . . . . . . . . . . . . . .

The owner's Identification No. at the Securities Center:      . . . . . . . . . . . . . . . . . . . .

ISIN of the Securities:                                       . . . . . . . . . . . . . . . . . . . .

Number of Securities Transferred:                             . . . . . . . . . . . . . . . . . . . .

Price per Security:                                           . . . . . . . . . . . . . . . . . . . .

Settlement Date:                                              . . . . . . . . . . . . . . . . . . . .





...................................................................
signature of the person authorized to act on behalf of the Dealer, conforming to the specimen signatures kept at Univyc

                                    Exhibit B

                        [Form of Seller Settlement Order]

The Agent,  a.s., with its registered  office at  ............................., represented by  .......................  (name, surname,  title),  authorized to represent the seller, ..........................,  with its registered office at
..............................,  in procuring  the  settlement of the purchase of the book-entry securities specified below, hereby requests UNIVYC, a.s., with its registered office in Praha 1, Rybna 14, Identification No.: 25 08 14 89 ("Univyc") to check the matched transfer orders regarding the sale of shares in Zapadoceska energetika, a.s.:



Name of the Transferor:                                       . . . . . . . . . . . . . . . . . . . .

Contact Person, Tel. No.:                                     . . . . . . . . . . . . . . . . . . . .

The Transferor's No. at Univyc:                               . . . . . . . . . . . . . . . . . . . .

Type of Settlement:                                           . . . . . . . . . . . . . . . . . . . .

The owner's Registration No. at the Securities Center:        . . . . . . . . . . . . . . . . . . . .

The owner's Identification No. at the Securities Center:      . . . . . . . . . . . . . . . . . . . .

ISIN of the Securities:                                       . . . . . . . . . . . . . . . . . . . .

Number of Securities Transferred:                             . . . . . . . . . . . . . . . . . . . .

Price per Security:                                           . . . . . . . . . . . . . . . . . . . .

Settlement Date:                                              . . . . . . . . . . . . . . . . . . . .


.......................................................................
signature of the person authorized to act on behalf of the transferor, conforming to with the specimen signatures kept at Univyc

                 CERTIFICATION OF FAIR AND ACCURATE TRANSLATION

The undersigned hereby certifies that to the best of my knowledge the above English translation is a fair and accurate translation of the original Czech language document.



Date: June 25, 2003                  By:   /s/ Libuse Latalova
                                          --------------------------------------
                                          Name:  Libuse Latalova
                                          Title: Head of Finance Administration